UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  May 14, 2021 (May 10, 2021)

EQT CORPORATION

(Exact name of registrant as specified in its charter)

Pennsylvania	001-3551	25-0464690
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

625 Liberty Avenue, Suite 1700, Pittsburgh, Pennsylvania 15222

(Address of principal executive offices, including zip code)

(412) 553-5700

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities Registered Pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, no par value	EQT	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.  Entry into a Material Definitive Agreement.

On May 10, 2021, EQT Corporation (EQT) entered into a purchase agreement (the Purchase Agreement) with BofA Securities, Inc. and J.P. Morgan Securities LLC, as representatives of the several initial purchasers named in Schedule 1 thereto (the Initial Purchasers), pursuant to which EQT agreed to issue and sell to the Initial Purchasers $500.0 million in aggregate principal amount of its 3.125% senior notes due 2026 and $500.0 million in aggregate principal amount of its 3.625% senior notes due 2031 (together, the Notes). The Notes were priced at par, and the sale of the Notes pursuant to the Purchase Agreement is expected to result in net proceeds to EQT of approximately $984.4 million, after deducting the Initial Purchasers’ discount and commissions and other offering expenses payable by EQT. The offering of the Notes (the Offering) is expected to close on or about May 17, 2021, subject to customary closing conditions contained in the Purchase Agreement.

EQT intends to use the net proceeds from the Offering, together with cash on hand and/or borrowings under its revolving credit facility, to fund the cash consideration relating to its previously announced acquisition of Alta Resources Development, LLC’s upstream and midstream subsidiaries (the Alta Acquisition). If the Alta Acquisition is not consummated on or prior to November 1, 2021 or, if prior to such date, EQT notifies the trustee of the Notes that it will not pursue the consummation of the Alta Acquisition, then, in either case, EQT is required to redeem the Notes at a redemption price equal to 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest to, but excluding, the redemption date.

The Notes will be issued and sold to the Initial Purchasers pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended (the Securities Act), pursuant to Section 4(a)(2) thereunder. The Initial Purchasers intend to resell the Notes only to persons reasonably believed to be “qualified institutional buyers” in reliance on Rule 144A under the Securities Act and to non-U.S. persons outside the United States in reliance on Regulation S under the Securities Act. The Notes have not been registered under the Securities Act or applicable state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws.

The Purchase Agreement contains customary representations, warranties and covenants by EQT and the Initial Purchasers and customary closing conditions. Pursuant to the Purchase Agreement, the parties have agreed to indemnify each other against certain liabilities, including certain liabilities under the Securities Act.

Certain of the Initial Purchasers and their respective affiliates have provided, and may in the future provide, various investment banking, commercial banking and other financial services to EQT and its affiliates, for which services they have received, and may in the future receive, customary fees. Some of the Initial Purchasers or their affiliates are lenders, and in some cases agents or managers for the lenders, under EQT’s revolving credit facility. In addition, BofA Securities, Inc. has served as EQT’s financial advisor in connection with the Alta Acquisition, and some of the Initial Purchasers or their affiliates have committed as lenders to provide EQT with up to $1.0 billion of senior unsecured bridge loans in connection with the Alta Acquisition.

The foregoing description of the Purchase Agreement is not complete and is qualified in its entirety by reference to the copy of the Purchase Agreement filed herewith as Exhibit 10.1 and incorporated into this Item 1.01 by reference.

The Purchase Agreement and the above description thereof have been included to provide investors and security holders with information regarding the terms of the Purchase Agreement. They are not intended to provide any other factual information about EQT or its subsidiaries or affiliates or equity holders. The representations, warranties and covenants contained in the Purchase Agreement were made only for purposes of that agreement and as of specific dates; were solely for the benefit of the parties to the Purchase Agreement; and may be subject to limitations agreed upon by the parties, including being qualified by confidential disclosures made by each contracting party to the other as a way of allocating contractual risk between them, that differ from those applicable to investors. Moreover, the subject matter of the representations and warranties is subject to more recent developments. Accordingly, investors should be aware that these representations, warranties and covenants or any description thereof alone may not describe the actual state of affairs of EQT or its subsidiaries, affiliates, businesses or equity holders as of the date they were made or at any other time.

Item 9.01.  Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1*	Purchase Agreement, dated as of May 10, 2021, by and among EQT Corporation and BofA Securities, Inc. and J.P. Morgan Securities LLC, as representatives of the several initial purchasers named in Schedule 1 thereto.

104.1	Cover Page Interactive Data File (embedded within the Inline XBRL document).

*	Certain schedules and similar attachments have been omitted. EQT agrees to furnish a supplemental copy of any omitted schedule or attachment to the Securities and Exchange Commission upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EQT CORPORATION

Date: May 14, 2021	By:	/s/ William E. Jordan
	Name:	William E. Jordan
	Title:	Executive Vice President, General Counsel and Corporate Secretary

4